Exhibit 99.1

Important News From

ALTAIR NANOTECHNOLOGIES POSTS 54 PERCENT
INCREASE IN 2006 REVENUES

RENO, NV - March 8, 2007 - Altair Nanotechnologies Inc. (Nasdaq: ALTI), a leading provider of advanced nanomaterials technology for use in energy, pharmaceutical, life sciences and industrial applications, today reported financial results for its year ended December 31, 2006.

For the year, revenues increased 54 percent to $4.32 million from $2.81 million in 2005. The net loss for the year was $17.20 million or 29 cents a share, compared to a net loss of $9.94 million or 17 cents a share, in the prior year.

Operating expenses of $22.01 million for 2006 were $8.72 million greater than operating expenses of $13.29 million for 2005. Increased operating expenses were due to greater research and development efforts, expenses of approximately $5.00 million, largely for staffing and other expenditures related to battery development; increased sales and marketing expenses of approximately $0.34 million primarily relating to increased marketing efforts in the AMPS division; and increased general and administrative (G&A) expenses of approximately $1.92 million. The G&A increase was primarily due to share-based compensation expense, a non-cash item, which increased by approximately $1.54 million, as a result of implementing SFAS 123R as of January 1, 2006.

“This past year represented a major turning point for Altair Nanotechnologies as we took our first steps toward commercialization,” said Alan J. Gotcher, Ph.D., President and Chief Executive Officer of Altair Nanotechnologies Inc. “We accepted and delivered on our first order from Phoenix Motorcars, to provide our proprietary NanoSafe™ battery packs for their all-electric Sports Utility Trucks. We believe this is a major step forward in realizing the commercial promise of all-electric zero emission vehicles.”

Altairnano’s balance sheet remains strong, with cash and short-term investments totaling $27.22 million at year end. The Company’s debt, from a mortgage obligation on its 100,000 square feet of offices, laboratories and semi-works facilities in Reno, Nevada, was $2.40 million on December 31, 2006.

“We continue to invest in our Advanced Materials and Power Systems (AMPS) business unit, which accounted for a significant portion of our increased expenses during 2006. During the first quarter of 2007 we received a purchase order from Phoenix Motorcars for $1.04 million of our NanoSafe battery packs to be delivered in the first quarter and projections for total 2007 orders between $16 and $42 million. We will continue to make strategic investments in our battery materials, batteries and battery systems, which we believe have a potential for strong returns and serve as a major driver for our business,” Gotcher said.

Please join a conference call with Altairnano’s management team at 11 a.m. Eastern Standard Time, today, for an update on the company’s financial results and principal business developments. The conference call dial-in number for both U.S. and international callers is (913) 981-5559. Please dial into the conference five minutes before the call is scheduled to begin and ask the operator for the Altair Nanotechnologies call. An audio replay of the conference call will be available from 2:00 p.m. through 11:59 p.m. Eastern Standard Time, Thursday, March 15, 2007, and can be accessed by dialing (719) 457-0820 and entering conference number 9412705.

ALTAIR NANOTECHNOLOGIES POSTS 54 PERCENT INCREASE IN 2006 REVENUES

Additionally, the conference call is being webcast and can be accessed by visiting Altairnano's web site at www.altairnano.com.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials A seasoned management team complements Altairnano’s leading edge scientists, with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that Altairnano’s cash and non-cash expenses will rise significantly during the following year as a result of unforeseen events; that, for various reasons including possible limitations on working capital, projected orders from Phoenix Motorcars may not lead to firm orders; that in future testing and/or commercial use, the various Altairnano products and potential products referenced in this release may not demonstrate expected results or may not prove competitive with existing products or products under development; that, irrespective of a product’s potential, parties to our development and license agreements may abandon commercialization or marketing efforts for various internal reasons; that applications for key patents may be denied or key regulatory approvals may not be obtained for technical or other reasons; and that even if full commercialization occurs, sales may not reach expected levels for one or more reasons, including failure of the product to perform as expected, the introduction of a superior product or the withdrawal from the project of key commercial partners. In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Institutional Investors:	Individual Investors:
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
Senior Vice President	Managing Members
312.7513519	949.5539748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media Relations:	Company Information:
Fleishman-Hillard	Altair Nanotechnologies Inc.
Terry Banks	Ed Dickinson
Senior Vice President	Chief Financial Officer
202.8289710	775.8583750
bankst@fleishman.com	edickinson@altairnano.com

ALTAIR NANOTECHNOLOGIES POSTS 54 PERCENT INCREASE IN 2006 REVENUES

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$12,679,254	$2,264,418
Investment in available for sale securities	14,541,103	20,789,656
Accounts receivable	1,624,825	602,168
Product Inventories	169,666	-
Prepaid expenses and other current assets	413,390	254,067
Total current assets	29,428,238	23,910,309

Investment in Available for Sale Securities	1,306,420	423,000

Property, Plant and Equipment, net	11,229,406	8,169,445

Patents, net	805,248	890,062

Notes Receivable	330,000	-

Other Assets	21,261	71,200

Total Assets	$43,120,573	$33,464,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$1,533,047	$808,905
Accrued salaries and benefits	840,219	709,349
Accrued liabilities	526,596	309,289
Note payable, current portion	600,000	600,000
Total current liabilities	3,499,862	2,427,543

Note Payable, Long-Term Portion	1,800,000	2,400,000

Total Liabilities	5,299,862	4,827,543

Commitments and Contingencies (Notes 9, 13 and 15)

Stockholders' Equity
Common stock, no par value, unlimited shares authorized;
69,079,270 and 59,316,519 shares issued and
outstanding at December 31, 2006 and December 31, 2005	115,989,879	92,126,714
Additional paid in capital	2,002,220
Accumulated deficit	(80,353,188)	(63,152,905)
Deferred compensation expense	-	(165,336)
Accumulated other comprehensive gain/(loss)	181,800	(172,000)

Total Stockholders' Equity	37,820,711	28,636,473

Total Liabilities and Stockholders' Equity	$43,120,573	$33,464,016

ALTAIR NANOTECHNOLOGIES POSTS 54 PERCENT INCREASE IN 2006 REVENUES

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Year Ended December 31,
	2006	2005	2004
Revenues
License fees	$464,720	$695,000	$-
Product sales	961,380	149,373	7,503
Commercial collaborations	1,420,151	825,723	552,499
Contracts and grants	1,477,709	1,136,439	591,890
Total revenues	4,323,960	2,806,535	1,151,892
Operating Expenses
Cost of product sales	1,034,431	69,489	1,361
Research and development	10,077,231	5,073,478	2,189,150
Sales and marketing	1,878,783	1,539,765	335,221
General and administrative	7,495,180	5,571,454	4,626,562
Depreciation and amortization	1,519,750	1,034,202	904,553
Total operating expenses	22,005,375	13,288,388	8,056,847
Loss from Operations	(17,681,415)	(10,481,853)	(6,904,955)
Other Income (Expense)
Interest expense	(171,500)	(207,189)	(194,180)
Interest income	654,182	750,306	96,229
(Loss)/gain on foreign exchange	(1,550)	1,524	626
Total other income (expense), net	481,132	544,641	(97,325)

Net Loss	$(17,200,283)	$(9,937,212)	$(7,002,280)

Loss per common share - Basic and diluted	$(0.29)	$(0.17)	$(0.14)

Weighted average shares - Basic and diluted	59,709,487	57,766,557	48,677,283

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